EXHIBIT 10.8

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Settlement Agreement”) is made and entered into as of this 24th day of March, 2015, by and among PC Specialists, Inc., a California corporation doing business as Technology Integration Group (“TIG”) on one hand, and Roomlinx, Inc., a Nevada corporation (“Roomlinx”), Michael S. Wasik (“Wasik”) and Anthony DiPaolo (“DiPaolo”), individuals, and SignalShare Infrastructure, Inc., a Nevada corporation which is a wholly-owned subsidiary of Roomlinx (“SignalShare Infrastructure”) on the other hand. TIG, Roomlinx, Wasik, DiPaolo and SignalShare Infrastructure may be referred to collectively as the “Parties.”

RECITALS

A.     WHEREAS, on or about September 25, 2012, TIG and Roomlinx entered into a contract (the “Contract”) pursuant to which (1) TIG agreed to purchase on behalf of Roomlinx, and Roomlinx agreed to purchase from TIG, equipment (the “Purchased Equipment”), (2) TIG agreed to store on behalf of Roomlinx other equipment purchased directly by Roomlinx (the “Stored Equipment”), (3) Roomlinx agreed to promptly pay TIG for the Purchased Equipment and for storage of the Stored Equipment, plus interest at the rate of one and one-half percent (1.5%) per month on any unpaid balance owed by Roomlinx to TIG until the balance was paid in full, and (4) Roomlinx granted to TIG a security interest in the Purchased Equipment and the Stored Equipment to secure its payment obligations to TIG;

B.     WHEREAS, Roomlinx has retrieved and paid for some of the Purchased Equipment, and has retrieved some of the Stored Equipment, but as of March 23, 2015 TIG still retained much of the Purchased Equipment as described on Exhibit “A” hereto (the “Remaining Purchased Equipment”) and much of the Stored Equipment as described on Exhibit “B” hereto (the “Remaining Stored Equipment”);

C.     WHEREAS, in or about April, 2013, Roomlinx breached the Contract by failing to pay sums due under the Contract, and as of March 23, 2015 there was due, owing and unpaid to TIG the total sum of Three Million Three Thousand Two Hundred Sixty-Seven Dollars ($3,003,267.00), consisting of $2,064,223.00 for equipment purchased and stored, $879,998.00 of interest on such amount and TIG’s attorneys’ fees and costs of $59,046.00 to date;

D.     WHEREAS, on April 29, 2013 TIG filed a Complaint against Roomlinx in the Superior Court of California, County of San Diego, North County Division, Case No. 37-2013-00046436-CU-BC-NC (the “Action”), and on or about May 16, 2013 TIG amended the Complaint in the Action by adding Wasik and DiPaolo as defendants;

E.     WHEREAS, on or about March 14, 2014, Roomlinx and Signal Point Holdings Corp. (“SPHC”) entered into an agreement pursuant to which SPHC agreed to merge with a wholly- owned subsidiary of Roomlinx and Roomlinx agreed to change its name to SignalShare, Inc. (“SSI”) (the “Merger Transaction”);

F.     WHEREAS, effective September 23, 2014, TIG, Roomlinx, Wasik, DiPaolo and SignalShare Hospitality, Inc. entered into a Settlement Agreement and Mutual General Release (the “Prior Settlement Agreement”);

G.     WHEREAS, TIG has not terminated and canceled the Prior Settlement Agreement pursuant to paragraph 1 thereof despite its unilateral right to do so;

H.     WHEREAS, the Merger Transaction did not close and was ultimately terminated by SPHC and Roomlinx;

I.     WHEREAS, effective March 24, 2015, Romlinx, SPHC, SignalShare Infrastructure and RMLX Merger Corp. entered into a Subsidiary Merger Agreement (the terms of which are referred to herein as the “Subsidiary Merger Transaction”);

J.     WHEREAS, Roomlinx anticipates that the Subsidiary Merger Transaction will close on or before March 31, 2015;

K.     WHEREAS, simultaneous with or immediately after the closing of the Subsidiary Merger Transaction, Roomlinx intends to transfer to SignalShare Infrastructure substantially all of its assets and liabilities including but not limited to Roomlinx’s liability to TIG for the claims asserted in the Action and all rights and obligations described in this Settlement Agreement;

L.     WHEREAS, upon the closing of the Subsidiary Merger Transaction, SignalShare Infrastructure is obligated to pay to Cenfin, LLC (“Cenfin”) Seven Hundred Fifty Thousand Dollars ($750,000.00).  SignalShare Infrastructure is also obligated to pay Cenfin additional payments thereafter as set forth in that certain Amended and Restated Revolving Credit and Security Agreement dated as of March 24, 2015 by and between SignalShare Infrastructure, Cenfin and Roomlinx (the “Cenfin Payments”); and

M.     WHEREAS, the Parties desire to resolve and settle the Action in accordance with the terms and conditions of this Settlement Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants, conditions, representations and agreements contained in this Settlement Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all of the Parties, the Parties agree as follows:

1.     Prior Settlement Agreement Terminated.

The Prior Settlement Agreement is hereby terminated and of no further force or effect.

2      Effectiveness Conditioned Upon Closing of Merger Transaction; Cancellation Right.

The rights and obligations created in this Settlement Agreement shall not become effective and binding on the Parties unless and until the Subsidiary Merger Transaction closes and TIG is paid the sum set forth below in paragraph 3(a) of this Settlement Agreement. TIG shall have the unilateral right to terminate and cancel this Settlement Agreement by giving written notice thereof if the Subsidiary Merger Transaction does not close by March 31, 2015.  If TIG gives such notice, this Settlement Agreement shall become null, void and of no further force or effect.

3.   Monetary Terms.

SignalShare Infrastructure shall pay to TIG the total principal sum of One Million Nine Hundred Nineteen Thousand Two Hundred Thirty-Nine Dollars and Twenty Cents ($1,919,239.20 - the “Settlement Amount”) as follows:

a.
Four Hundred Thousand Dollars ($400,000.00) on the closing date of the Subsidiary Merger Transaction which shall be paid by SPHC on behalf of SignalShare Infrastructure. Upon payment of the Four Hundred Thousand Dollars ($400,000.00) to TIG, TIG will fully release Roomlinx, Wasik and DiPaolo as set forth in paragraph 10 of this Settlement Agreement, file the Dismissals and Stipulations described in paragraph 7(b) of this Settlement Agreement, consent to the transfer of the rights and obligations described in this Settlement Agreement to SignalShare Infrastructure with no recourse against Roomlinx, and release to SignalShare Infrastructure the items of the Remaining Stored Equipment described in Exhibit “C” hereto.

b.
Two Hundred Thousand Dollars ($200,000.00) with interest at six percent (6%) per year in seven (7) consecutive monthly installments of Twenty-Nine Thousand One-Hundred Forty-Five Dollars and Seventy-One Cents ($29,145.71) commencing on or before the 30th day after closing of the Subsidiary Merger Transaction and on the same day of each month thereafter until fully paid.

c.
Three Hundred Thousand Dollars ($300,000.00) in consecutive monthly installments of Forty Four Thousand Four Hundred Forty-Four Dollars ($44,444.00) each for the first six (6) months and Thirty Three Thousand Three Hundred Thirty-Six Dollars ($33,336.00) in the seventh (7th) month, which payments shall commence on or before the 30th day after the closing of the Subsidiary Merger Transaction and on the same day of each month thereafter until fully paid.

d.
One Million Nineteen Thousand Two Hundred Thirty-Nine Dollars and Twenty Cents ($1,019,239.20) with interest at six percent (6%) per year accruing since August 11, 2014, reduced by amounts credited pursuant to paragraph 4 of this Settlement Agreement, within one (1) year of closing of the Subsidiary Merger Transaction, and as TIG  releases to SignalShare Infrastructure and/or sells to third parties the Remaining Purchased Equipment and the Remaining Stored Equipment, as follows:

i.      Upon closing of the Subsidiary Merger Transaction, SignalShare Infrastructure shall issue and forward to TIG a non-cancellable Purchase Order for all of the Remaining Purchased Equipment and all of the Remaining Stored Equipment not released to SignalShare Infrastructure pursuant to paragraph 3(a) of this Settlement Agreement and described in Exhibit “C.” Thereafter, SignalShare Infrastructure shall pay for and take delivery of all of the Remaining Purchased Equipment and the Remaining Stored Equipment (except for the Remaining Stored Equipment already released to SignalShare Infrastructure pursuant to paragraph 3(a) of this Settlement Agreement, and described in Exhibit “C,” and except for any of the Remaining Purchased Equipment sold to a third party pursuant to paragraph 4 of this Settlement Agreement) within one (1) year.

ii.     Subject to the provisions of paragraph 4 of this Settlement Agreement, TIG shall release to SignalShare Infrastructure specific items of the Remaining Purchased Equipment listed on Exhibit “A” and Remaining Stored Equipment listed on Exhibit “B” upon receipt of a written request specifying the items of such equipment to be released, the date they are to be released, and the identity of any buyer for the equipment.

iii.    Prior to TIG’s release of any items of the Remaining Purchased Equipment or the Remaining Stored Equipment to SignalShare Infrastructure as provided in paragraph 3(d) (ii) of this Settlement Agreement, SignalShare Infrastructure shall assign to TIG the right to collect directly from the buyer of that equipment the receivable created by SignalShare Infrastructure’s sale of items of the Remaining Purchased Equipment and Remaining Stored Equipment (the “Receivables”). From the buyer’s payment of the Receivables, TIG shall retain the price reflected on Exhibit “A” and/or Exhibit “B” for such equipment before transmitting any extra funds to SignalShare Infrastructure. If SignalShare Infrastructure requests that items of the Remaining Purchased Equipment and/or Remaining Stored Equipment be released to it without an identified buyer for that equipment, SignalShare Infrastructure shall pay TIG the amount reflected on Exhibit “A” and/or Exhibit “B” for that equipment upon delivery (COD).

iv.   All of the Remaining Purchased Equipment described in Exhibit “A” hereto (unless sold to a third party pursuant to the provisions of paragraph 4 of this Settlement Agreement) and all of the Remaining Stored Equipment shall be retrieved and paid for by SignalShare Infrastructure within one (1) year of the closing of the Subsidiary Merger Transaction.

v.     Interest shall accrue at the rate of six percent (6%) per year on the unpaid balance of $1,019,239.20 commencing August 11, 2014.  Except to the extent interest is paid as provided in paragraph 3(d)(vi) of this Settlement Agreement, all accrued and unpaid interest shall be due and payable to TIG one (1) year from the closing of the Subsidiary Merger Transaction.

vi.   All sums received and retained by TIG as proceeds from sales or releases of the Remaining Purchased Equipment and Remaining Stored Equipment pursuant to paragraph 3(d)(i) through 3(d)(iv) of this Settlement Agreement and all sums credited pursuant to paragraph 4(e) of this Settlement Agreement shall first be applied to the $1,019,239.20 set forth in paragraph 3(d) of this Settlement Agreement, then to the interest due on that amount pursuant to paragraph 3(d)(v) of this Settlement Agreement, and then to any remaining balance due TIG under paragraph 3(c) of this Settlement Agreement until the full Settlement Amount due to TIG under the terms of this Settlement Agreement are paid in full. Once TIG is paid the full Settlement Amount and interest, any of the Remaining Purchased Equipment and/or Remaining Stored Equipment still in the possession of TIG will be released to and retrieved by SignalShare Infrastructure within thirty (30) days.

vii.   All payments due under this Settlement Agreement shall be made in US Dollars payable and delivered to TIG at 10240 Flanders Ct., San Diego, California 92121.

4.     TIG’s Right to Sell Remaining Purchased Equipment to Third Parties.

TIG may attempt to sell some or all of the Remaining Purchased Equipment to third parties as provided in this paragraph.

a.     Commencing forty-five (45) days after the Subsidiary Merger Transaction closes, if and to the extent that TIG receives an offer from a third party to purchase some or all of the Remaining Purchased Equipment not yet released to and paid for by SignalShare Infrastructure (a “Third Party Offer”), TIG shall give notice in writing to SignalShare Infrastructure of the terms of the Third Party Offer. SignalShare Infrastructure shall have forty-eight (48) hours from transmission of TIG’s notice of the Third Party Offer to give notice that it objects to the sale of the equipment described in the Third Party Offer to the third party.

b.     If SignalShare Infrastructure objects to the sale of the equipment described in a Third Party Offer as provided in paragraph 4(a) of this Settlement Agreement, SignalShare Infrastructure shall pay to TIG within ten (10) business days of its objection the amount reflected on Exhibit “A” for that equipment, and shall take delivery thereof within fifteen (15) days after payment for that equipment is received by TIG.

c.     If SignalShare Infrastructure does not object to the sale of the equipment described in a Third Party Offer as provided in paragraph 4(a) of this Settlement Agreement, and if the Third Party Offer is greater than or equal to seventy percent (70%) of the price for that equipment as set forth on Exhibit “A,” TIG may sell that equipment to the third party pursuant to the terms of the Third Party Offer and SignalShare Infrastructure shall pay to TIG within ten (10) business days thereafter one-half (50%) of the difference between the amount of the Third Party Offer and the price for that equipment as reflected on Exhibit “A.”

d.     If SignalShare Infrastructure does not object to the sale of the equipment described in a Third Party Offer as provided in paragraph 4(a) of this Settlement Agreement, and if the amount of that Third Party Offer is less than seventy percent (70%) of the price for that equipment as reflected on Exhibit “A,” then TIG may sell that equipment to the third party and SignalShare Infrastructure shall pay to TIG within ten (10) business days thereafter fifteen percent (15%) of the price for that equipment as reflected on Exhibit “A”.

e.     SignalShare Infrastructure shall receive, for all sales described in paragraphs 4(a) through 4(d) of this Settlement Agreement, a credit of one hundred percent (100%) of the price for that equipment reflected on Exhibit “A” to the amount due TIG pursuant to paragraph 3(d) of this Settlement Agreement.

5.     TIG’s Priority for Payment.

a.     Except as set forth in paragraph 5(b) of this Settlement Agreement, and except for the Cenfin Payments, all of which are hereby consented to by TIG, SignalShare Infrastructure shall pay the full Settlement Amount owed to TIG pursuant to paragraph 3 of this Settlement Agreement before making any further payment on any obligation owed by Roomlinx to Cenfin which existed or arose on or before the date this Settlement Agreement is executed by all of the Parties.

b.     SignalShare Infrastructure may make payments to Cenfin in addition to the Cenfin Payments described in Recital L of this Settlement Agreement (an “Additional Cenfin Payment”) before TIG is paid the full Settlement Amount owed to it pursuant to paragraph 3 of this Settlement Agreement provided TIG receives, simultaneous with or prior to any such Additional Cenfin Payment, a payment (an “Additional TIG Payment”) greater than or equal to the Additional Cenfin Payment. For purposes of this paragraph 5(b), the payments to TIG required by paragraphs 3(a), 3(b) and 3(c) of this Settlement Agreement shall not be considered or credited toward an Additional TIG Payment; all such Additional TIG Payments shall be a credit toward the amount to be paid to TIG pursuant to paragraph 3(d) of this Settlement Agreement.

6.     Notice of Default and Opportunity to Cure.

Upon the failure to make any payment due to TIG pursuant to the requirements of, and within the times provided by, paragraphs 3, 4 and 5 of this Settlement Agreement, then TIG may declare a default under this Settlement Agreement by giving written notice thereof (a “Notice of Default”) to SignalShare Infrastructure. Any such default may be cured by delivering One Hundred Percent (100%) of the payment giving rise to the Notice of Default to TIG no later than ten (10) calendar days after the Notice of Default was transmitted by TIG.

7.     Stipulations, Dismissals, Enforcement, etc.

a.     Contemporaneously with the execution of this Settlement Agreement, Roomlinx and SignalShare Infrastructure shall execute and deliver to TIG the following documents:

i.     A Stipulation for Leave to Amend Complaint to add SignalShare Infrastructure as a defendant in the Action in the form of Exhibit “D” hereto;

ii.    a Stipulation to Retain Jurisdiction in the form of Exhibit “E” hereto; and

iii.   A Stipulation for Entry of Judgment in the form of Exhibit “F” hereto.

 b.     Upon TIG’s receipt of the initial payment of Four Hundred Thousand Dollars ($400,000.00) as provided in paragraph 3(a) of this Settlement Agreement, TIG will file in the Action:

i.     The executed Stipulation for Leave to Amend Complaint in the form of Exhibit “D;”

ii.    The executed Stipulation to Retain Jurisdiction in the form of Exhibit “E;”

iii.    a Request for Dismissal of Roomlinx, Wasik and DiPaolo With Prejudice in the form of Exhibit “G” hereto; and

iv.    a Request for Dismissal Without Prejudice of the Action in the form of Exhibit “H” hereto.

Notice of the filing and copies of the Stipulations and/or court-ordered dismissals described in this paragraph 7(b) shall be served in the ordinary course of business at the addresses set forth in paragraph 25 of this Settlement Agreement.

c.     Upon any uncured default of the payment obligations to TIG under the terms of this Settlement Agreement, TIG shall have the right to file in the Action the executed Stipulation for Entry of Judgment in the form of Exhibit “F,” on an ex- parte basis upon (5) calendar days’ notice to SignalShare Infrastructure. TIG may thereafter obtain judgment against SignalShare Infrastructure pursuant to the Stipulation for Entry of Judgment in the amount of Three Million Three Thousand Two Hundred Sixty-Seven Dollars ($3,003,267.00), less any payments or credits as described in paragraphs 3 and 4 of this Settlement Agreement.

d.     Upon full payment and/or credit of all of the full Settlement Amount set forth in paragraph 3 of this Settlement Agreement plus interest, TIG will (i) file in the Action a Request for Dismissal of the Entire Action With Prejudice in the form of Exhibit “I” hereto, with notice of the filing and a copy of the court-ordered dismissal to be served in the ordinary course of business at the addresses provided in paragraph 26 of this Settlement Agreement, and (ii) return to SignalShare Infrastructure the Stipulation for Entry of Judgment executed pursuant to paragraph 7(a)(iii) above.

8.     Risk of Loss.

Until the Remaining Purchased Equipment and the Remaining Stored Equipment is retrieved by SignalShare Infrastructure or sold to a third party, all risk of loss or damage, other than any loss or damage resulting from the gross negligence or willful misconduct of TIG, shall be borne by SignalShare Infrastructure.

9.     Restricted Transactions.

SignalShare Infrastructure shall not borrow against, encumber, pledge, hypothecate or assign any rights or interests in or to any of the Remaining Purchased Equipment or any of the Remaining Stored Equipment without TIG’s express written consent unless and until the full Settlement Amount described in paragraph 3 of this Settlement Agreement plus interest is paid to TIG. Furthermore, except as explicitly authorized in this Settlement Agreement, and until the full Settlement Amount described in paragraph 3 of this Settlement Agreement is paid in full to TIG, SignalShare Infrastructure shall not sell, transfer, encumber or convey any interest in any of its assets without the express written consent of TIG, other than in the ordinary course of business and for reasonably equivalent value.

10.   Release in Favor of Roomlinx, Wasik and DiPaolo.

Except for the obligations of SignalShare Infrastructure created by this Settlement Agreement and/or assigned to it by Roomlinx, as provided in Recital K of this Settlement Agreement, and conditioned upon the closing of the Subsidiary Merger Transaction, upon TIG’s receipt of the payment required by paragraph 3(a) of this Settlement Agreement, TIG will immediately execute the Release attached hereto as Exhibit “J.”

11.  Release in Favor of TIG.

Except for the obligations created by this Settlement Agreement, Roomlinx, SignalShare Infrastructure, Wasik and DiPaolo, and all others having any interest by and through them (collectively the “Roomlinx/SignalShare Releasors”), permanently and irrevocably release and discharge TIG and its shareholders, owners, lenders, officers, directors, employees, attorneys, agents, representatives, predecessors and successors in interest, and all persons or entities having or claiming any interest by or through them (collectively the “TIG Releasees”), from any and all liabilities, claims, causes of action, suits, debts, losses, costs and demands whatsoever, in law or in equity, known or unknown, which any one or more of the Roomlinx/SignalShare Releasors ever had, now have, or hereinafter may have against the TIG Releasees by reason of any matter, cause or thing whatsoever, occurring at any time in the past up to and including the date of the execution of this Settlement Agreement, including but not limited to any claims alleged in, arising out of, relating to, or in connection with the Action, the Contract, TIG’s purchase and storage of the Purchased Equipment, TIG’s storage of the Stored Equipment, and all circumstances and matters related thereto.

12.   Waiver of Rights Under California Civil Code § 1542.
It is the intent of the Parties that, except for the rights and obligations created by this Settlement Agreement and/or assigned to SignalShare Infrastructure by Roomlinx as provided in Recital K of this Settlement Agreement, the releases set forth in paragraphs 10 and 11 of this Settlement Agreement shall bar all demands, liens, assignments, contracts, covenants, actions, suits, causes of action, obligations, costs, expenses, attorney’s fees, damages, losses, claims, controversies, judgments, orders, and liabilities of whatever character, nature, and kind, known or unknown, past or present, suspected or unsuspected, whether concealed or hidden, hereinabove specified to be so barred. In furtherance of this intent, the Parties knowingly and voluntarily waive any and all rights and benefits conferred upon them by the provisions of section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that they have been advised by their legal counsel about the implications of California Civil Code section 1542 and fully recognize and acknowledge that they are releasing each other of and from any and all claims, whether known or unknown, arising out of any fact, act, occurrence, or omission, to the date of this release, even if such has not resulted in any actual damage to the affected party at the time of entering into this release.

13.   Authority to Execute Releases.

Each party warrants and represents that he/it has the power and authority to release the claims and rights which he/it is releasing and that none of the claims or rights being released has been assigned or transferred to any other person or entity. Each party also warrants and represents that he/it is not aware of any pending, threatened, or planned litigation related to or arising out of the claims and rights which are released in this Settlement Agreement other than the Action.

14.   No Assignment.

No rights or obligations created by this Settlement Agreement may be assigned, transferred or conveyed without the express written consent of all of the Parties.

15.   No Admissions.

Neither this Settlement Agreement (or anything contained herein) nor the settlement of the Action shall constitute an admission or adjudication with respect to any allegations made therein, any fact or conclusion of law with respect to any matter alleged in or arising therefrom, or of any wrongdoing or misconduct on the part of any party hereto.

16.   Entire Agreement.

This Settlement Agreement and the exhibits to be executed as provided herein constitute the entire and only agreements and understandings between and among the Parties with respect to the subject matter hereof and may not be altered, enlarged or abridged except by an agreement in writing executed by all of the Parties.

17.   Further Documents and Acts.

The Parties shall execute and deliver all documents and perform all further acts that may be necessary to effectuate the provisions of this Settlement Agreement.

18.   Waivers.

No waiver of any one or several of the terms, conditions or obligations of this Settlement Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Settlement Agreement. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this Settlement Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude any party from requiring performance by any other party at any time.

19.   Severability.

All the provisions of this Settlement Agreement shall be considered as separate terms and conditions. In the event any of the provisions hereof are determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Settlement Agreement shall be construed as if such invalid, prohibited or unenforceable provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable.

20.   Successors and Assigns.

The provisions of this Settlement Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective heirs, personal representatives, successors, assigns, executors and administrators. The Parties intend this Settlement Agreement to be enforced according to its terms.

21.   Governing Law.

This Settlement Agreement is entered into and to be performed in the County of San Diego, State of California, and shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to the conflicts of laws principles thereof.

22.   Consultation of Counsel.

The Parties acknowledge that, before executing this Settlement Agreement, they have sought and received advice from counsel of their own choosing, and have been fully advised of their rights under the law. The Parties further acknowledge that they have reviewed this Settlement Agreement in its entirety, understand it thoroughly and execute it voluntarily.

23.   Construction.

This Settlement Agreement has been fully and freely negotiated by all of the Parties, shall be deemed to have been drafted jointly by all the Parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor or against any party on account of his or its participation in the drafting hereof.

24.   Attorneys’ Fees.

Each party hereto shall bear its own attorneys’ fees and costs incurred to date arising out of or related to the Action, preparation of this Settlement Agreement, and the matters and documents referred to in this Settlement Agreement. In any subsequent application, motion or action to enforce the terms of this Settlement Agreement, including the filing of the Stipulation for Entry of Judgment described in paragraph 6(c) of this Settlement Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

25.   Counterparts.

This Settlement Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.   Notices.

Any notice required or permitted to be given under this Settlement Agreement shall be given by overnight delivery or certified mail with return receipt requested as follows:

For TIG:	With a copy to:
Technology Integration Group	Steven W. Winton
Attn: Thomas Hicks	Winton Law Corporation
10240 Flanders Ct.	11440 West Bernardo Ct., Ste. 214
San Diego, CA 92121	San Diego, CA 92127

For Roomlinx and Wasik:	With a copy to:
Attn: Michael Wasik	Marc Callipari
11101 W. 120th Ave., Suite 200	Callipari Law, LLC
Broomfield, Colorado 80021	300 Center Drive, G-197
Superior, CO 80027

For DiPaolo:
11663 W. 39th Circle
Wheat Ridge, CO 80033

For Signalshare Infrastructure:	With a copy to:
433 Hackensack Ave.	Marc Callipari
6th Floor, Continental Place	Callipari Law, LLC
Hackensack, NJ 07601	300 Center Drive, G-197
Attn: Legal Department	Superior, CO 80027

27.   Agents for Service of Process.

Roomlinx, Wasik, DiPaolo and SignalShare Infrastructure hereby irrevocably designate as their respective Agents for Service of Process the persons identified in the right hand column next to their respective names in paragraph 26 of this Settlement Agreement, which they, and each of them, hereby authorize to receive service of any legal process, including service of the Stipulations and Dismissals described in paragraph 7 of this Settlement Agreement.

IN WITNESS WHEREOF, this Settlement Agreement is effective on the date first written above.

PC SPECIALISTS, INC.
dba Technology Integration Group

Dated: 3/24/15
By: /s/  Tom Janecek
              Tom Janecek

ROOMLINX, INC.

Dated: 3/24/15
By: /s/   Michael S. Wasik
              Michael S. Wasik
              President and Chairman of the Board of Directors
SIGNALSHARE INFRASTRUCTURE, INC.

Dated: 3/24/15
By: /s/   Michael S. Wasik
              Michael S. Wasik
              President and Chairman of the Board of Directors

Dated: 3/24/15
By: /s/   Michael S. Wasik
              Michael S. Wasik

Dated: 3/24/15
By: /s/   Anthony DiPaolo
              Anthony DiPaolo

APPROVED AS TO FORM AND CONTENT ONLY:

WINTON LAW CORPORATION

Dated: 3/24/15
By: /s/   Steven W. Winton
              Steven W. Winton
              Attorneys for TIG

CALLIPARI LAW, LLC

Dated: 3/24/15
By: /s/   Marc Callipari
              Marc Callipari
              Attorneys for Roomlinx

CALLIPARI LAW, LLC

Dated: 3/24/15
By: /s/   Marc Callipari
              Marc Callipari
              Attorneys for SignalShare Infrastructure